UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   February 24, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2015, the Compensation Committee of the Board of Directors of SFX Entertainment, Inc., a Delaware corporation (the “Company”), approved a severance agreement (the “Severance Agreement”), effective January 1, 2015 (the “Effective Date”), with Mr. Joseph F. Rascoff, formerly Chairman of the Company’s Live Entertainment operations.  Following this separation, Mr. Rascoff continues to serve on the Board of Directors but is no longer an employee of the Company.

Pursuant to the Severance Agreement, Mr. Rascoff will receive a separation payment of $750,000 to be paid in equal installments over a period of 25 months. Further, all options previously granted to Mr. Rascoff that had not vested as of the Effective Date will be deemed vested and exercisable as of such date.

Further, under the terms of the Severance Agreement, as consideration for the provision of certain consulting services on behalf of the Company, Mr. Rascoff was granted an option to purchase 50,000 shares of our common stock (the “Option”) on February 24, 2015, at an exercise price of $3.70 per share (the closing price of our common stock on the date of grant). The Option will be neither effective nor exercisable until such time as a sufficient number of shares of our common stock become available for issuance under the Company’s 2013 Equity Compensation Plan, as amended, to cover the shares issuable upon exercise of the Option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: February 27, 2015	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director